Exhibit 10.2
SHARE TENDER AGREEMENT
     This SHARE TENDER AGREEMENT (this “Agreement”), is dated as of November 28, 2007 (this “Agreement”), by and among American Greetings Corporation, an Ohio corporation (“Parent”), Photo Merger Corp., a Washington corporation and a wholly owned subsidiary of Parent (“Subcorp”), PhotoWorks, Inc., a Washington corporation (“PhotoWorks”), and California Pacific LLC, in its capacity as shareholder of PhotoWorks (the “Shareholder”).
W I T N E S S E T H
     WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of the number of Common Shares (as defined below) set forth opposite the name of the Shareholder on Schedule 1 hereto (including any Common Shares acquired by the Shareholder after the execution of this Agreement, collectively, the “Owned Shares”); and
     WHEREAS, Parent, Subcorp, and PhotoWorks are simultaneously with the execution of this Agreement entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, Subcorp to commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding common shares, par value $0.01, of PhotoWorks (the “Common Shares”), followed by the subsequent merger of Subcorp with and into PhotoWorks with PhotoWorks surviving the merger, on the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement); and
     WHEREAS, as a condition and inducement to Parent’s and Subcorp’s willingness to enter into and perform their obligations under the Merger Agreement, Parent and Subcorp have required that the Shareholder agree, and the Shareholder has agreed, (i) to tender in the Offer (and not withdraw) all of the Shareholders’ Owned Shares, whether upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other voting securities of PhotoWorks (whether acquired prior to or after the execution of this Agreement) that are beneficially owned by the Shareholder, and (ii) that in the event that a vote of the shareholders of PhotoWorks is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, the Shareholder will vote all of the Owned Shares in favor of any such proposal, and (iii) to take the other actions described in this Agreement; and
     WHEREAS, the Shareholder desires to express its support for the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Agreement to Tender and Vote; Irrevocable Proxy.
          1.1 Agreement to Tender. (a) The Shareholder agrees that as promptly as practicable after the commencement of the Offer, and in any event no later than the 10th Business Day following the commencement of the Offer, the Shareholder shall irrevocably tender into the Offer all of the Owned Shares owned by the Shareholder on or prior to the 10th Business Day following the commencement of the Offer, free and clear of all Liens that would prevent Shareholder from tendering the Shareholder’s shares in accordance with this Agreement or otherwise complying with the Shareholder’s obligations under this Agreement. If the Shareholder acquires any Owned Shares after the 10th Business Day following the commencement of the Offer (including during any subsequent offering period, if any), the Shareholder shall irrevocably tender into the Offer such Owned Shares on the date that the Shareholder shall acquire such Owned Shares.
               (b) The Shareholder agrees that once the Owned Shares are tendered into the Offer, the Shareholder shall not withdraw the tender of such Owned Shares unless the Offer shall have been terminated or shall have expired, or the Merger Agreement has been terminated, in each case in accordance with the terms of the Merger Agreement.
          1.2 Agreement to Vote. The Shareholder hereby agrees that, during the term of this Agreement, at any meeting of the shareholders of PhotoWorks, however called, or any adjournment or postponement of such meeting, the Shareholder shall be present (in person or by proxy) and vote (or cause to be voted) all of the Owned Shares (to the extent the Owned Shares are not purchased in the Offer) (a) in favor of adoption of (1) the Merger Agreement and all the transactions contemplated by the Merger Agreement, including the Merger, and (2) any other matter that is required to facilitate the consummation of the transactions contemplated by the Merger Agreement and in connection with the Merger Agreement to execute any documents which are necessary or appropriate in order to effectuate the foregoing; and (b) against (1) any Takeover Proposal, any agreement or arrangement related to such Takeover Proposal, (2) any of the following actions (other than those actions that relate to the Offer, the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of PhotoWorks or any PhotoWorks Subsidiary, (B) any sale, lease or transfer of any significant part of the assets of PhotoWorks or any PhotoWorks Subsidiary, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of PhotoWorks or any PhotoWorks Subsidiary and (D) any material change in the capitalization of PhotoWorks or any PhotoWorks Subsidiary, or the corporate structure of PhotoWorks or any PhotoWorks Subsidiary, and (3) any action or agreement (other than an adjournment of the PhotoWorks Shareholders Meeting that is recommended by the Board of Directors of PhotoWorks in accordance with the terms of the Merger Agreement) that would impair the ability of Parent and the Subcorp to complete the Offer or the Merger, the ability of PhotoWorks to consummate the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement.
          1.3 Irrevocable Proxy. The Shareholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent and each of Parent’s officers, as Shareholder’s attorney, agent and proxy with full power of substitution and resubstitution, to the full extent of the Shareholder’s voting rights with respect to the Owned Shares, to vote all the Owned Shares or grant a consent or approval, at any meeting of the shareholders of PhotoWorks and in any action by written consent of the shareholders of PhotoWorks, until the earlier of the acceptance of Shares pursuant to the Offer or the date of termination of the Merger Agreement, on the matters described in Section 1.2, and in accordance therewith. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AND IRREVOCABLE PROXY AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM THE SHAREHOLDER MAY TRANSFER ANY SHARES. The Shareholder revokes all other proxies and power of attorneys, with respect to all of the Owned Shares that may have heretofore been appointed or granted with respect to any matters covered by Section 1.2, and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by the Shareholder, except as required by any letter of transmittal in connection with the Offer. The Shareholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 5.1.
     2. Representations and Warranties. The Shareholder hereby represents and warrants to Parent and Subcorp as follows:
          2.1 Power; Due Authorization; Binding Agreement. The Shareholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Shareholder of this Agreement, the performance by the Shareholder of the Shareholder’s obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby have been duly and validly authorized by the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of the Shareholder’s obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms.
          2.2 Ownership of Shares. On the date of this Agreement, the Owned Shares set forth opposite the Shareholder’s name on Schedule 1 are owned beneficially by the Shareholder and include all of the Owned Shares owned beneficially by the Shareholder, free and clear of any Liens that would prevent the Shareholder from tendering the Owned Shares in accordance with this Agreement or complying with the Shareholder’s other obligations under this Agreement. As of the date of this Agreement, the Shareholder does not own, beneficially or otherwise, any securities of PhotoWorks other than the Common Shares set forth on Schedule 1, and does not have any right to acquire any securities of PhotoWorks other than pursuant to the options, warrants and/or convertible securities as set forth on Schedule 1. As of the date of this Agreement, the Shareholder has, and as of immediately prior to the expiration of the Offer the Shareholder will have, sole voting power, sole dispositive power, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares and is and will be entitled to dispose of the Owned Shares.
          2.3 No Conflicts. The execution and delivery of this Agreement by the Shareholder does not, and the performance of the terms of this Agreement by the Shareholder will not, (a) require the Shareholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority (other than, if applicable, a filing on Schedule 13D), (b) if the Shareholder is an entity, conflict with or result in a breach of any organizational documents applicable to the Shareholder, (c) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Shareholder or its properties and assets, (d) except for withdrawal rights that may be required by the U.S. federal securities laws, conflict with or violate any law, rule, regulation, order, judgment, decree, writ or injunction applicable to the Shareholder or pursuant to which any of its properties or assets are bound or (e) violate any other agreement to which the Shareholder is a party, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer of such Owned Shares, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.
          2.4 Acknowledgment. The Shareholder understands and acknowledges that each of Parent and Subcorp is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.
          2.5 No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Shareholder.
     3. Representations and Warranties of Parent and Subcorp. Each of Parent and Subcorp hereby represents and warrants to the Shareholders as follows:
          3.1 Power; Due Authorization; Binding Agreement. Parent and Subcorp are each corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of organization. Parent and Subcorp have full corporate power and authority to execute and deliver this Agreement, to perform their obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by Parent and Subcorp of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Subcorp, and no other proceedings on the part of Parent and Subcorp are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Subcorp and constitutes a valid and binding agreement of Parent and Subcorp.
          3.2 No Conflicts. The execution and delivery of this Agreement by Parent and Subcorp does not, and the performance of the terms of this Agreement by Parent and Subcorp will not, (a) require Parent and Subcorp to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on

Parent and Subcorp or its properties and assets (other than a filing on Schedule 13D), (c) except as may otherwise be required by federal securities laws, conflict with or violate any law, rule, regulation, order, judgment, decree, writ or injunction applicable to Parent and Subcorp or pursuant to which any of its or its Affiliates’ respective assets are bound or (d) violate any other agreement to which Parent and Subcorp or any of its Affiliates is a party.]
     4. Certain Covenants of the Shareholder. The Shareholder hereby covenants and agrees with Parent and Subcorp as follows:
          4.1 Restriction on Transfer. From the date of this Agreement and until the termination of this Agreement in accordance with its terms, except any action contemplated by Section 1, the Shareholder shall not, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”); provided that nothing in this Agreement shall prohibit the exercise by Shareholder of any options to purchase Owned Shares, or (ii) (x) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, (y) take any action that would cause any representation or warranty of the Shareholder contained herein to become untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement, or (z) commit or agree to take any of the foregoing actions.
          4.2 Additional Shares. The Shareholder hereby agrees, during the term of this Agreement, to promptly notify Parent and Subcorp of any new Owned Shares acquired by Shareholder, if any, after the execution of this Agreement. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date of this Agreement.
          4.3 Shareholder Capacity. The Shareholder is entering into this Agreement solely in the Shareholder’s capacity as the beneficial owner of the Owned Shares and not in the Shareholder’s capacity as a director or officer of PhotoWorks. Nothing herein shall limit or affect any actions taken by the Shareholder in the Shareholder’s capacity as a director or officer of PhotoWorks.
          4.4 No Solicitation. During the term of this Agreement, the Shareholder shall not, nor shall it authorize or permit any of its investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by Shareholder in connection with the transactions contemplated by this Agreement and the Merger Agreement (collectively, “Representatives”) to, directly or indirectly through another Person, (i) solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information), any inquiries or the making, submission or announcement of, any proposal or offer that constitutes or is reasonably likely to lead to a Takeover Proposal, (ii) other than informing persons of the provisions contained in this Section 4.4, enter into, continue or participate in any discussions or negotiations regarding any Takeover Proposal, or furnish any information concerning the Shareholder, PhotoWorks and its Subsidiaries to any Person in connection with any Takeover Proposal, or otherwise cooperate with or take any other action to knowingly facilitate any effort or attempt to make or implement a Takeover Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Takeover Proposal; provided, however, that the foregoing shall not prohibit the Shareholder from taking any actions as a director or officer with respect to the foregoing in accordance with the terms of the Merger Agreement.
          4.5 Dissenter’s Rights. The Shareholder agrees not to exercise, nor to cause the exercise of, any dissenter’s right in respect of the Owned Shares which may arise with respect to the Merger.
          4.6 Documentation and Information. The Shareholder (i) consents to and authorizes the publication and disclosure by Parent and Subcorp of the Shareholder’s identity and holding of the Owned Shares, and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement, in any press release, the Offer Documents, or any other disclosure document required in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees as promptly as practicable to give to Parent any information reasonably related to the foregoing it may reasonably require for the preparation of any such disclosure documents. The Shareholder agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent the Shareholder become aware that any shall have become false or misleading in any material respect.
          4.7 Further Assurances. From time to time, at the request of Parent and Subcorp and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
          4.8 Consents and Waivers. The Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Shareholder is a party or pursuant to any rights the Shareholder may have.
     5. Miscellaneous.
          5.1 Termination of this Agreement. This Agreement shall terminate upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the termination or expiration of the Offer, without shares being accepted for payment thereunder and (c) the Effective Time.
          5.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from any liability for any breach of this Agreement occurring prior to such termination.
          5.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          5.4 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties to this Agreement.
          5.5 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, faxed (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Parent or Subcorp, to:
AG.com, Inc.
One American Road
Cleveland, Ohio 44144-2398
Fax No: (216) 889-5904
Attn: Chief Executive Officer
and
American Greetings Corporation
One American Road
Cleveland, Ohio 44144-2398
Fax No: (216) 252-6777
Attn: General Counsel
with a copy to:
Baker &Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3485
Attn: Matthew D. Graban
Fax No: (216) 696-0740

If to the Shareholder, to:
California Pacific LLC
50 California St., Suite 1500
San Francisco, CA 94111
Attention: Joe Waechter
Fax No.: (925) 258-0987
If to PhotoWorks, to:
PhotoWorks, Inc.
71 Columbia Street
Suite 200
Seattle, Washington 98104
Attention: Andrew Wood
Fax No.: (206) 284-5357
with a copy to:
Heller Ehrman LLP
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
Attn: David Wilson
Fax No: (206) 447-0849
          5.6 Governing Law; Jurisdiction; Waiver of Jury Trial.
               (a) Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Ohio. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Ohio state or federal court sitting in the City of Cleveland.
               (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Ohio and to the jurisdiction of the United States District Court for District of Ohio, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Ohio state or federal court sitting in the City of Cleveland, Ohio. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding arising out of or related to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 5.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

               (c) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
          5.7 Specific Performance. The parties hereto acknowledge that Parent and Subcorp shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent or Subcorp upon any such violation, Parent and Subcorp shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent or to Subcorp at law or in equity.
          5.8 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties; provided that Parent and Subcorp may assign any of or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Subcorp of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5.8 shall be null and void.
          5.9 Counterparts. This Agreement may be executed in counterparts (including by fax transmission) (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, fax or electronic transmission shall be considered original executed counterparts for purposes of this Section 5.9 provided that receipt of copies of such counterparts is confirmed.
          5.10 Interpretation. (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

               (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          5.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
          5.12 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER California Pacific LLC
By:	/s/ Joe Waechter
	Name:	Joe Waechter
	Title:	Managing Partner

AG.COM, INC.
By:	/s/ Josef Mandelbaum
	Name:	Josef Mandelbaum
	Title:	President and Chief Executive Officer

PHOTO MERGER CORP.
By:	/s/ Josef Mandelbaum
	Name:	Josef Mandelbaum
	Title:	President and Chief Executive Officer

PHOTOWORKS, INC.
By:	/s/ Andy Wood
	Name:	Andy Wood
	Title:	President and Chief Executive Officer

SCHEDULE 1
Details of Ownership
Shareholder Name and Address:
California Pacific LLC
50 California St., Suite 1500
San Francisco, CA 94111

Number of shares
Owned Shares	3,385,517
Option(s) to purchase Owned Shares
Warrant(s) to purchase Owned Shares	562,500
Security(ies) convertible into Owned Shares